16 May, 2003

Universal Money Centers, Inc.
6800 Squibb Road
Mission, Kansas  66202


I am providing this letter to confirm that I will enter into a $300,000 line of credit agreement with Universal Money, Inc. (the Company) to meet the liquidity needs of the Company not covered by operating cash flows through April 30, 2004. This committee terminates on May 1, 2004. The essential terms of the line of credit will be as follows:

The line of credit will provide for initial maximum borrowings of $300,000. The maximum line will be reduced by $25,000 per quarter if, and only if, the Company has cumulative positive cash flow for the period from February 1, 2003 to the most recent quarter end. For purposes of this calculation, cash flow is defined as net income plus depreciation minus principle payments on long term debt and capital lease obligations. The maximum borrowings on the line of credit will also be reduced dollar for dollar by proceeds from issuance of capital stock of the company or subordinated debt. This would exclude purchase money debt for acquisition of property and equipment. The line of credit will bear interest on the daily outstanding balance at a rate to be determined by the Board of Directors at the time of the company draws on the line of credit.



Sincerely

/s/David Bonsal
David Bonsal